EXHIBIT 10(e)(43)

Annual Performance Incentive Plan for 2019 (“2019 APIP”)
Under the 2019 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved incentive opportunities for 2019, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2019 APIP. Financial performance measures and weightings established by the Committee are: Absolute Revenue (unadjusted for currency) (weighted at 25%), Adjusted Operating Margin (weighted at 25%) and Free Cash Flow (weighted at 25%). Additionally, the Committee established an opportunity for an individual, corporate or group non-financial/operational performance component (weighted at 25%). The Committee maintains the authority to increase or decrease an award based on individual performance.

Individual awards will be subject to the review and approval of the Committee following the completion of the 2019 fiscal year, with payment to be made within the first four months of 2020.